EXHIBIT 10.1
                                                                  ------------


                             EMPLOYMENT AGREEMENT


     AGREEMENT entered into as of the 11th day of November, 1996, by and between MEREDITH CORPORATION, an Iowa corporation (the "Company"), and WILLIAM
T. KERR ("Kerr").

                             W I T N E S S E T H:

     WHEREAS, Kerr has been employed by the Company since September 10, 1991, pursuant to an Employment Agreement of that same date;

     WHEREAS, the Company wishes to continue to employ Kerr pursuant to the terms and conditions hereof, and in order to induce Kerr to enter into this agreement (the "Agreement") and to secure the benefits to accrue from his performance hereunder is willing to undertake the obligations assigned to it herein; and

     WHEREAS, Kerr is willing to continue his employment with the Company under the terms hereof and to enter into the Agreement;

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

     1.  Position; Duties; Responsibilities.

         1.1 Kerr shall serve as Chief Executive Officer and President of the Company, and, as contemplated by Section 9.6, in such other position as elected by the Board of Directors of the Company. Kerr shall at all times report to and be subject to the supervision, control and direction of the Board of Directors of the Company. Kerr shall at all times be the most senior executive officer of the Company and all other officers shall report to him, except for Mr. Jack D. Rehm who shall remain as Chairman of the Board through December 31, 1997, and E. T. Meredith III. Kerr shall have such other responsibilities and authorities consistent with the status, titles and reporting requirements set forth herein as are appropriate to said positions, subject to change (other than diminution in position, authority, duties or responsibilities) from time to time by the Board of Directors of the Company. Anything to the contrary above notwithstanding, the Board of Directors may elect another employee of the Company to the office of President, which shall not constitute a breach by the Company of its obligation to Kerr under this paragraph so long as the compensation to be paid to Kerr under this Agreement is not reduced as a result of such election.

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         1.2  During the course of his employment, Kerr agrees to devote his full time and attention and give his best efforts and skills to furthering the business and interests of the Company, which may include Kerr volunteering his time and efforts on behalf of charitable, civic, professional organizations and boards of other corporations.

     2.  Term.

         The term of employment under this Agreement shall commence as of January 1, 1997, and shall continue through December 31, 2001, unless sooner terminated in accordance with this Agreement, and thereafter as herein provided. Kerr's term of employment shall automatically renew for subsequent one (1) year terms, the first of which would begin on January 1, 2002, subject to the terms of this Agreement unless either party gives written notice ninety
(90) days or more prior to the expiration of the then existing term of its decision not to renew.

     3.  Salary.

         3.1 The Company shall pay Kerr a base salary during the term of employment at the minimum annual rate of Five Hundred Fifty Thousand Dollars ($550,000) ("Base Salary"), payable in accordance with the standard payroll practices of the Company.

         3.2 It is understood that the Base Salary is to be Kerr's minimum annual compensation during Kerr's employment with the Company. The Base Salary may increase at the discretion of the Compensation/Nominating Committee of the Company's Board of Directors ("Compensation Committee"). "Base Salary" shall include all such increased amounts.

     4.  Long-Term Incentive Plans.

         4.1 During the course of his employment, Kerr shall be eligible to participate in all long-term incentive plans, including, without limitation, stock incentive plans adopted by the Company and in effect (collectively, "Long-Term Incentive Plans"), at levels of awards to be granted by the Compensation Committee commensurate with the level of Kerr's responsibilities, and performance thereof. In partial consideration for Kerr's future employment with the Company, the Compensation Committee has granted and taken all other necessary action to award the following grants of non-qualified stock options under the Company's Stock Incentive Plans, which shall be in lieu of awards of non-qualified stock options that otherwise would be granted to Kerr in 1996, 1997 and 1998:



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                                  FMV                     FMV
                                Exercise                Exercise
                     Options     Price      Options    Price + 25%     Total
                     -------    --------    -------    ------------   -------

July 1, 1996          58,300    $42.187      29,200      $52.734       87,500

August 14, 1996       58,300    $40.625      29,200      $50.781       87,500

January 2, 1997      116,700      TBD        58,300        TBD        175,000
                     -------                -------                   -------

   TOTAL             233,300                116,700                   350,000
                     =======                =======                   =======


         All necessary action to grant the options listed above as January 2, 1997, grants has been taken by the Compensation Committee and the only remaining action to be taken is the determination of the exercise price of the options based on the fair market price of the Company stock on January 2, 1997 (average of the high and low selling prices).

         The above-listed options will be exercisable on or after the fifth anniversary of the date of grant. Retirement (as defined under the Company's qualified retirement plans) will not accelerate the vesting of the above-listed options. The general terms of the Company's stock incentive plans shall apply to all grants of options under those plans except as otherwise provided herein or in the stock option agreements between Kerr and the Company. Copies of all stock incentive plans have been provided to Kerr.

         4.2 In the event Kerr's employment with the Company is terminated prior to January 2, 1997, by reason of death or disability (as provided in Section 9.2), the non-qualified stock options to be granted to Kerr on January 2, 1997, pursuant to Section 4.1 shall be granted by the Company to Kerr's estate or to Kerr or Kerr's personal representative, as the case may require, provided that such stock options may not be granted from a Company stock incentive plan and therefore will be subject to all applicable restrictions under the regulations of the Securities and Exchange Commission.

         4.3 Subject to the next sentence of this Section 4.3, should the non-qualified stock options to be granted on January 2, 1997, in Section 4.1 not be timely granted, Kerr shall have the right to terminate his services hereunder, by written notice to the Company, effective as of the last day of the month of receipt by the Company of any such notice but no later than March 31, 1997, and Kerr shall have no further obligation of any kind under or arising out of this Agreement (other than pursuant to Section 10). Should a circumstance or event not within the reasonable contemplation of the parties at the date hereof arise

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on or before January 2, 1997, that makes it inadvisable or undesirable in the reasonable judgment of the Compensation Committee to grant to Kerr the non-qualified stock options on January 2, 1997, and should the Compensation Committee on or about such date, because of such intervening circumstance or event, instead bestow upon Kerr benefits of reasonably equivalent value and having comparable payment dates, Kerr shall thereupon forego his right of termination under the preceding sentence. Termination of Kerr's services under this Section 4.3 shall be treated as a termination of employment by the Company other than for Due Cause and shall be governed by the provisions of Section 9.4.

     5.  Bonus.

         5.1 During the course of his employment, Kerr shall be eligible to participate in the Meredith Management Incentive Plan ("MIP"), for such period as it continues in effect, subject to the terms of the MIP, and to the discretion vested in the Compensation Committee under the MIP; provided, however, that the percentage of Base Salary payable as a target bonus under the MIP shall not be less than fifty percent (50%) (actual Company financial results may result in an actual bonus paid to Kerr equal to less than or more than fifty percent (50%) of Base Salary).

         5.2 All bonuses pursuant to this Section 5 shall be paid to Kerr in conformance with the Company's normal bonus pay policies following the end of the respective fiscal year. For the purpose of this Section 5, the phrase "paid with respect to the fiscal year" shall include payments made outside of the fiscal year but for such fiscal year and shall exclude payments made in the fiscal year that are for another fiscal year.

     6.  Short-Term Disability.

         During any period of short-term disability, the Company will continue to pay to Kerr the Base Salary throughout the period of short-term disability, but in no event beyond April 30, 2006. In addition, Kerr will continue to receive all rights and benefits under the benefit plans and programs of the Company in which Kerr is a participant as determined in accordance with the terms of such plans and programs, and Kerr shall be eligible to receive the benefit of the bonus for the year or years in which the short-term disability occurs without reduction for the period of short-term disability. In the event of Kerr's death during a period of short-term disability, the provisions of
Section 9.1 shall apply. For the purposes of this Agreement, short-term disability shall be defined as the incapacitation of Kerr by reason of sickness, accident or other physical or mental disability which continues for a period not to exceed the fifth month anniversary of the date of the cause or onset of such incapacitation. In the event Kerr becomes permanently disabled (as determined under Section 9.2), the provisions of Section 9.2 shall apply.

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     7.  Employee Benefit Plans.

         7.1 During Kerr's employment with the Company and subject to all eligibility requirements, and to the extent permitted by law, Kerr will have the opportunity to participate in all employee benefit plans and programs generally available to the Company's employees in accordance with the provisions thereof as in effect from time to time, including, without limitation, medical coverage, group life insurance, holidays and vacations, Meredith Savings and Investment Plan (401k) and the Meredith Employees' Retirement Income Plan, but not including the Company's short-term and long-term disability plans.

         7.2 In addition to benefits described in Section 7.1, Kerr shall also receive or participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of the Company in accordance with the provisions thereof as in effect from time to time including, without limitation, the following perquisites to the extent the Company continues to offer them: an automobile or automobile allowance, country club dues, dining club dues, tax and estate planning, supplemental medical plan and executive life insurance (if insurable). In addition, Kerr shall participate in the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan.

         7.3 In addition to the other pension benefits, qualified and non-qualified, to be provided Kerr under this Section 7, the Company agrees to continue to provide a non-qualified retirement program for Kerr as described in the attached Exhibit A ("SERP"); however, Kerr's entitlements to benefits under such non-qualified retirement programs are subject to termination under the provisions of Sections 9.3, 9.5 and 9.9 below. Except as provided in Section 9.3, 9.5 and 9.9, the SERP shall not be subject to termination or amendment by the Company without the consent of Kerr, which may be withheld for any or no reason.

         If at any time the SERP cannot operate because of prohibitions of law and Kerr is otherwise eligible to receive benefits under the terms of the SERP, the Company agrees to make a payment or payments to Kerr or, if applicable, to his estate to provide the economic equivalent (giving effect to the time use of money) to him or his beneficiaries, provided that no such payments shall be made if such payments would be prohibited by law. It is the intention of the parties, should the circumstances contemplated by the preceding sentence occur, that payments to Kerr in lieu of payments under the SERP shall be made at the time and in the manner permissible that most nearly approximates the time and manner in which payments would have been made under the SERP.



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     8.  Expense Reimbursements.

         During Kerr's employment with the Company, Kerr will be entitled to receive reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by him (in accordance with policies and procedures established by the Company), in connection with his performing services hereunder, provided Kerr properly accounts therefor. In consideration of Kerr's use of his own residence while conducting business in New York City, the Company agrees to pay Kerr Two Hundred Twenty-five Dollars ($225) for each night Kerr is reasonably required to spend in New York City on account of his attention to the Company's business in New York City or environs.

     9.  Consequences of Termination of Employment.

         9.1 Death. In the event of the death of Kerr during the term of this Agreement or during the period when payments are being made pursuant to Sections 6 or 9.2, this Agreement shall terminate and all obligations to Kerr shall cease as of the date of death except that, (a) the Company will pay the Base Salary until the end of the month of the first anniversary of Kerr's death (but not beyond April 30, 2006), and (b) all rights and benefits of Kerr under the benefit plans and programs of the Company including, without limitation, the SERP in which Kerr is a participant, will be provided as determined in accordance with the terms and provisions of such plans and programs. Any bonus (or amounts in lieu thereof) pursuant to Section 5, payable for the fiscal year in which Kerr's death occurs, shall be determined by the Compensation Committee at its meeting following the end of such fiscal year pro rata to the date of death and promptly paid to Kerr's estate. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.

         9.2 Disability. If Kerr shall become permanently incapacitated by reasons of sickness, accident or other physical or mental disability, as such incapacitation is certified by a physician chosen by the Company and reasonably acceptable to Kerr (if he is not then unable to exercise sound judgment), and shall therefore be unable to perform his normal duties hereunder, then the employment of Kerr hereunder and this Agreement may be terminated by Kerr or the Company upon thirty (30) days' written notice to the other party following such certification. Should Kerr not acquiesce (or should he be unable to acquiesce) in the selection of the certifying doctor, a doctor chosen by Kerr (or if he is not then able to exercise sound judgment, by his spouse or personal representative) and reasonably acceptable to the Company shall be required to concur in the medical determination of incapacitation, failing which the two doctors shall designate a third doctor whose decision shall be determinative as of the end of the calendar month in which such concurrence or third-doctor decision, as the case may be, is made. The Company shall

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thereafter pay to Kerr, at such times as Base Salary provided for in Section 3 of this Agreement would normally be paid, 100% of Base Salary for the first twelve months following such termination, 75% of Base Salary for the next twelve-month period and 50% of Base Salary for the remaining period of what would have constituted the current term of employment but for termination by reason of disability (but in no event beyond April 30, 2006). Following the termination pursuant to this Section 9.2, the Company shall pay or provide to Kerr such other rights and benefits of participation under the employee benefit plans and programs of the Company including, without limitation, the SERP in which Kerr is a participant, to the extent that such continued participation is not otherwise prohibited by applicable law or by the express terms and provisions of such plans and programs. All benefits provided under this
Section 9.2 shall be in replacement of and not in addition to benefits payable under the Company's short-term and long-term disability plans. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.

         9.3 Due Cause. The Company may terminate Kerr's employment, remove him as an officer and director of the Company and terminate this Agreement at any time for Due Cause. In the event of such termination for Due Cause, Kerr shall continue to receive Base Salary payments provided for in this Agreement only through the date of such termination for Due Cause, and Kerr shall be entitled to no further benefits under this Agreement, except that any rights and benefits Kerr may have under the employee benefit plans and programs of the Company, in which Kerr is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Kerr understands and agrees that in the event of the termination of employment, removal as an officer and director and termination of this Agreement pursuant to this Section 9.3: (a) All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards; (b) the Company shall have no further obligation to pay any bonus to Kerr under the terms of the MIP or this Agreement; and (c) the Company shall have no obligation to provide benefits under the SERP, but that the obligations of Kerr under Section 10 shall remain in full force and effect. The term "Due Cause" shall mean repeated and gross negligence in fulfillment of, or repeated failure of Kerr to fulfill his material obligations under this Agreement, in either event after due written notice thereof, or serious willful misconduct by Kerr in respect of his obligations hereunder. Due Cause should not include, without limitation, (w) refusal by Kerr of an assignment not consistent with the status, titles and reporting requirements set forth herein or contemplated hereby, or (x) bad judgment or negligence of Kerr, or (y) any act or omission (other than one constituting a material breach of trust committed in willful or reckless

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disregard of the interests of the Company and undertaken for personal gain) in respect of which a determination could properly have been made by the Board of Directors of the Company that Kerr met the applicable standard of conduct prescribed for indemnification or reimbursement under the Bylaws of the Company or the laws of Iowa, in each case in effect at the time of such act or omission, or (z) any act or omission with respect to which notice of termination is given more than twelve (12) months after the earliest date on which any non-employee director of the Company who was not a party to such act or omission knew or should have known of such act or omission.

         9.4 At Will. The other provisions of this Agreement notwithstanding, the Company may terminate Kerr's employment, remove him as an officer and director and terminate this Agreement at any time for whatever reason it deems appropriate, with or without cause and with or without prior notice. In the event of such a termination of Kerr's employment and this Agreement, Kerr shall have no further obligations of any kind under or arising out of the Agreement (except for the obligations of Kerr under Section 10) and the Company shall be obligated only to pay Kerr the following: (a) Base Salary and the bonus amounts provided in Section 5 of this Agreement through the end of the then current term of employment as provided in Section 2 of this Agreement, but no less than a total of twelve (12) months of Base Salary and target bonus under the MIP or successor plans; (b) an additional amount equal to Twelve Dollars and Fifty Cents ($12.50) per share for each share of restricted Company stock awarded to Kerr in 1991 for which the restriction period has not lapsed on the date of the termination of employment pursuant to this Section 9.4 (which per share amount shall be adjusted in the event of a stock split); and (c) any other amounts due and owing not then paid. Kerr agrees that the payments described in this
Section 9.4 shall be full and adequate compensation to Kerr for all damages Kerr may suffer as a result of the termination of his employment pursuant to this Section 9.4 or Sections 4.3, 9.6, 9.7, 9.8 or 9.10 and hereby waives and releases the Company from any and all obligations or liabilities to Kerr arising from or in connection with Kerr's employment with the Company or the termination of his employment including, without limitation, all rights and claims Kerr may have under federal, state or local statutes, regulations or ordinances or under any common law principles of breach of contract or the covenant of good faith and fair dealing, defamation, wrongful discharge, intentional infliction of emotional distress or promissory estoppel; provided, however, that any rights and benefits Kerr may have under the employee benefit plans and programs of the Company, including, without limitation, the SERP, in which Kerr is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. After the date of termination under this Section 9.4 or Sections 4.3, 9.6, 9.7, 9.8 or 9.10, Kerr shall not be treated as an employee for purposes of the Company's employee benefit plans or programs even though he may continue to receive payments as provided in this
Section 9.4. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance

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with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.

         9.5 Employee Voluntary. In the event Kerr terminates his employment of his own volition prior to the end of the term of this Agreement, except for a termination as described in Sections 4.3, 9.6, 9.7, 9.8 or 9.10, such termination shall constitute a voluntary termination and in such event the Company's only obligation to Kerr shall be to make Base Salary payments provided for in this Agreement through the period ending with the date of such voluntary termination. Except as may be otherwise expressly provided in
Section 4.3, 6, 7.3, and 9.2, but subject to the following provisions of this
Section 9.5, any rights and benefits Kerr may have under the employee benefit plans and programs of the Company, in which he is a participant, shall be determined in accordance with the terms and provision of such plans and programs. Kerr understands and agrees that in the event of the termination of employment pursuant to this Section 9.5: (a) All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards;(b) the Company shall have no further obligation to pay any bonus to Kerr under the terms of the MIP or this Agreement; and (c) the Company shall have no obligation to provide benefits under the SERP, but that the obligations of Kerr under Section 10 shall remain in full force and effect.

         9.6 Failure to Elect or Re-elect as Chairman of the Board of Directors. In the event Kerr is not elected to the position of Chairman of the Board of Directors of the Company effective on or about January 1, 1998, Kerr shall have the right to terminate his employment with the Company within ninety
(90) days of being notified that such election will not occur by said date or, if not so notified, on or at any time after January 2, 1998, but before April 1, 1998, and in any such case, such termination shall be deemed to be termination by the Company without "Due Cause". In the event Kerr is not re-elected to or is removed from the position of Chairman of the Board (for reasons other than for Due Cause), Kerr shall have the right to terminate his employment with the Company within ninety (90) days of being notified of such action, and such termination shall be deemed to be termination by the Company without "Due Cause," and such termination shall be treated in accordance with the terms of Section 9.4 above.

         If Kerr shall terminate his employment and such termination is deemed to be termination by the Company without Due Cause pursuant to this Section or Sections 4.3, 9.7, 9.8 or 9.10, Kerr shall be entitled to the same rights and benefits, and free of all further obligations of any kind under or arising out of this Agreement (except for obligations under Section 10), all as provided in connection with a termination pursuant to Section 9.4 above. Kerr agrees that the payments described in Section 9.4 shall be full and adequate compensation

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to Kerr for all damages he may suffer as a result of the termination of his employment pursuant to this Section or Sections 4.3, 9.7, 9.8 or 9.10, and hereby waives and releases the Company from any and all obligations or liabilities to Kerr arising from or in connection with Kerr's employment with the Company or the termination of his employment including, without limitation, all rights and claims Kerr may have under federal, state or local statutes, regulations or ordinances or under any common law principles of breach of contract or the covenant of good faith and fair dealing, defamation, wrongful discharge, intentional infliction of emotional distress or promissory estoppel; provided, however, that any rights and benefits Kerr may have under the employment benefit plans and programs of the Company, including, without limitation, the SERP, in which Kerr is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.

         9.7 Failure to Re-elect as Chief Executive Officer, Director or Member of Executive Committee. If at any time Kerr is not re-elected to or is removed from the office of Chief Executive Officer, or as a Director of the Company or as a member of the Executive Committee of the Company's Board of Directors (for reasons other than for Due Cause), Kerr shall have the right to terminate his employment with the Company by giving written notice within ninety (90) days after the date of such action, and such termination shall be deemed to be termination by the Company without "Due Cause," and such termination shall be treated in accordance with the terms of Section 9.4 above.

         9.8 Effect of Non-Renewal. If at any time the Company gives notice pursuant to Section 2 of its decision not to renew this Agreement, Kerr shall have the right to terminate his employment with the Company, as of such date or at any time thereafter, in which case, such termination shall be deemed to be termination by the Company without "Due Cause," and such termination shall be treated in accordance with the terms of Section 9.4 above.

         9.9 Retirement Before Age 65. In the event Kerr elects to retire from employment with the Company and commence the available benefits under certain of the Company's benefit plans and programs prior to attaining age 65, Kerr shall receive retirement benefits under the SERP only to the extent and in the amounts as determined by the Board of Directors of the Company.
Termination of employment pursuant to Section 9.4, 9.6, 9.7, 9.8 or 9.10, shall not be deemed to be retirement within the meaning of this Section and Kerr shall be entitled to retirement benefits under the SERP. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Kerr and the Company with respect to such awards.
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

         9.10 Change in Control. In the event of a "Change in Control," as that term is defined in the Severance Agreement by and between Kerr and the Company dated September 10, 1991 ("Severance Agreement"), and Kerr's employment is not terminated by the Company and Kerr is not entitled to terminate his employment with the Company for "Good Reason" or otherwise under terms of the Severance Agreement, Kerr may nonetheless terminate this Agreement and his employment with the Company and such termination shall be deemed to be termination by the Company without "Due Cause" if the Company remains in existence following the Change in Control as a subsidiary of the controlling party with Kerr as Chief Executive Officer of the Company, and such termination shall be treated in accordance with the terms of Section 9.4 above.

    10.  Covenants of Kerr.

         10.1 Kerr acknowledges that as a result of the services to be rendered to the Company hereunder, Kerr will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Kerr further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is national in scope; that its goods and services are marketed throughout the United States; and that the Company competes with other organizations that are or could be located in nearly any part of the United States.

         10.2 In recognition of the foregoing, Kerr covenants and agrees that, except as is necessary in providing services under this Agreement or to the extent necessary to comply with law or the valid order of a court or government agency of competent jurisdiction, Kerr will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not intentionally disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, "Confidential Information and Trade Secrets" of the Company means information which is secret to the Company, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to the magazines, books, publications, products, services, television stations, real estate franchise operations, new and future concepts and business of the Company, its subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Kerr is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should

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reasonably be understood to exist in Kerr's mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Kerr agrees to request an opinion, in writing, from the Company.

         10.3 Anything to the contrary in this Section 10 notwithstanding, Kerr shall disclose to the public and discuss such information as is customary or legally required to be disclosed by a Company whose stock is publicly traded, or that is in the best interests of the Company to do so.

         10.4 Kerr will deliver promptly to the Company on the termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Kerr obtained while employed by the Company, and which Kerr may then possess or have under his control.

         10.5 During and for a period of one (1) year after the termination of employment with the Company (except that the time period of such restrictions shall be extended by any period during which Kerr is in violation of this
Section 10.5), Kerr will not: (a) knowingly interfere with, disrupt or attempt to disrupt, any then existing relationship, contractual or otherwise between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier, or agent, it being understood that the right to seek or enter into contractual arrangements with independent contractors, including, without limitation, consultants, professionals, authors, advertisers and the like, shall not be abridged by reason of this Section 10; or (b) solicit, or assist any other entity in soliciting for employment, any person known to Kerr to be an agent or executive employee of the Company, its subsidiaries or affiliated entities.

         10.6 Kerr will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Kerr's employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of the Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Kerr shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Kerr agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company hereunder. If the Company is unable because of Kerr's mental or physical incapacity to secure Kerr's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Kerr hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Kerr hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.

         10.7 Kerr agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 10 will be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

         10.8 Although the restrictions contained in Section 10.1, 10.2, 10.4 and 10.5 above are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Section 10.1, 10.2, 10.4 and 10.5 shall be enforced to the maximum extend permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

         10.9 Notwithstanding that Kerr's employment hereunder may expire or be terminated as provided in Sections 2, 4.3 or 9 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Kerr contained in this Section 10.

    11.  Arbitration.

         The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Kerr agree that, with the express exception of any dispute or controversy arising under Section 9.2 or
Section 10 of this Agreement or as may be required under Section 3(g) of the Severance Agreement, any controversy or claim arising out of or in any way relating to Kerr's employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this

Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in Des Moines, Iowa, or such other place agreed to by the parties, as follows:

         (a) Any such arbitration shall be heard before a panel consisting of one (1) to three (3) arbitrators, each of whom shall be impartial. Except as the parties may otherwise agree, all arbitrators shall be appointed in the first instance by the President of the Iowa State Bar Association or, in the event of his unavailability by reason of disqualification or otherwise, by the Chairman of the Executive Committee of said Bar Association. In determining the number and appropriate background of the arbitrators, the appointing authority shall give due consideration to the issues to be resolved, but his decision as to the number of arbitrators and their identity shall be final.

         (b) An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected party. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service or thereafter. If the panel of arbitrators is not appointed by the appointing authority within thirty (30) days following such reference, any party may apply to any court within the State of Iowa for an order appointing arbitrators qualified as set forth below. No Request for Arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of the State of Iowa.

         (c) All attorneys' fees and costs of the arbitration shall in the first instance be borne by the respective party incurring such costs and fees, but the arbitrators shall have the discretion to award costs and/or attorneys' fees as they deem appropriate under the circumstances. The parties hereby expressly waive punitive damages, and under no circumstances shall an award contain any amount that in any way reflects punitive damages.

         (d) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         (e) It is intended that controversies or claims submitted to arbitration under this Section 11 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed by third persons at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration.

    12.  Successors and Assigns.

         12.1 Assignment by the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, subject, however, to the right of Kerr to terminate this Agreement under
Section 9.10.

         12.2 Assignment by Kerr. Kerr may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Kerr from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.

    13.  Governing Law.

         This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Iowa without reference to the principles of conflict of laws.

    14.  Entire Agreement.

         This Agreement and the attached Exhibits contain all the understandings and representations between the parties hereto pertaining to the subject of the employment of Kerr by the Company and supersedes all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto other than those agreements listed on the attached Exhibit B.

    15.  Amendment or Modification; Waiver.

         No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Kerr and by a duly authorized officer of the Company and approved in advance by the Compensation Committee. Except as otherwise specifically provided in this Agreement, no wavier by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

    16.  Notices.

         Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

         If to Company:

               Chairman of the Compensation/Nominating Committee
               Board of Directors
               Meredith Corporation
               1716 Locust Street
               Des Moines, Iowa 50309-3023

         with a copy to:

               Thomas L. Slaughter, Esquire
               Vice President-General Counsel & Secretary
               Meredith Corporation
               1716 Locust Street
               Des Moines, Iowa 50309-3023

         If to Kerr:

               P.O. Box 1545
               Litchfield, Connecticut 06759

         with a copy to:

               Edward Rover, Esquire
               White & Case
               1155 Avenue of the Americas
               New York, N.Y.  10036

    17.  Severability.

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

    18.  Withholding.

         Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Kerr or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting, such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

    19.  Deferred Payments.

         Any amounts required under this Agreement to be paid to Kerr that Kerr can and does elect to defer under any Company benefit plan or program shall be deemed to have been paid to him for purposes of this Agreement.

    20.  Survivorship.

         The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

    21.  Headings.

         Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

    22.  Knowledge and Representation.

         Kerr acknowledges that the terms of this Agreement have been fully explained to him, that Kerr understands the nature and extent of the rights and obligations provided under this Agreement, and that Kerr has been represented by legal counsel in the negotiation and preparation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                   MEREDITH CORPORATION

/s/ William T. Kerr                    /s/ E. T. Meredith III
-------------------                By -------------------------
William T. Kerr                       E. T. Meredith III
                                      Chairman of the Executive
                                      Committee

Dated:      11-11-96               Dated:      11-11-96
       ------------------                 ------------------

The following supplemental exhibits to the Employment Agreement dated November 11, 1996, between Meredith Corporation and William T. Kerr have been omitted in this Form 10-Q filing. The Company agrees to provide these exhibits to the Commission upon request.


        Exhibit A         Minimum Supplemental Retirement Benefit
                          Program


        Exhibit A-1       Worksheet regarding Minimum Supplemental
                          Retirement Benefit


        Exhibit B         Listing of agreements pertaining to the
                          subject of the employment of William T.
                          Kerr by the Company